Exhibit 27(l)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 9 to the Registration Statement on Form N-4 (No. 333-268864) (the “Registration Statement”) of our report dated April 7, 2025 relating to the statutory financial statements of Allianz Life Insurance Company of North America and consent to the incorporation by reference in the Registration Statement of our report dated April 7, 2025 relating to the financial statements of each of the subaccounts of Allianz Life Variable Account B of Allianz Life Insurance Company of North America (“Variable Account B”) indicated in our report. We also consent to the references to us under the heading “Financial Statements” in such Registration Statement.

Minneapolis, MN

October 21, 2025